Exhibit C

The following letter was sent by Chordiant Software to its employees on March 15, 2010. This letter has also been posted on Chordiant’s intranet website.

March 15, 2010

I have some exciting news to share with you.

This morning, a press release crossed the newswire announcing that Chordiant has entered into a definitive agreement to be acquired by Pegasystems. That press release is attached.

The combined company’s expanded global customer base, including many of the world’s largest organizations, can now take advantage of these complementary solutions. Both companies share a vision for transforming customer experience. Chordiant clients will be able to incorporate Pegasystems intent-driven process automation to enhance customer experience in their existing foundation and marketing solutions. Pegasystems’ clients can take advantage of Chordiant’s predictive decision management solutions, extensive CRM assets, and expertise in customer experience.

I will host an all-hands conference call today, Monday, March 15, (10am Pacific Time (observing daylight savings time, 5pm GMT and 6pm CET) where we will provide further details on this important announcement and answer any questions you may have.

Dial-in Instructions are as follows:

Toll Free in North America: 1-866-219-5829

Toll Free in EMEA: 0080040402020

Pass code: *1443085*

Additionally there is a Toll number: (703) 639-1123, which may be accessed from anywhere. If using this number outside of North America, please use country code 001 in front of it.

The conference ID number or pass code for all call access numbers is *1443085*

If you receive any calls from the press or analysts about this announcement, please direct them to Derek van Bronkhorst at 408-517-6219.

Please plan on attending this important conference call. I look forward to speaking with you then.

Sincerely,

Steven R. Springsteel

Additional Information About the Proposed Transaction and Where To Find It

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. Stockholders of the Company are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the tender offer is commenced, Pegasystems Inc. and Maple Leaf Acquisition Corp. will file tender offer materials with the U.S. Securities and Exchange Commission, and the Company will file a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the Commission’s web site at www.sec.gov. Free copies of these documents will be made available by Pegasystems Inc. by mail to 101 Main Street, Cambridge, MA 02142-1590.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, the Company and Pegasystems Inc. file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company or Pegasystems Inc. at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s and Pegasystems Inc.’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.